Exhibit 10.31
CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT BOTH (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.
CRUDE OIL PURCHASE AND SALE AGREEMENT
(WELLS RANCH CGF)
This Crude Oil Purchase and Sale Agreement (this “Agreement”) is made as of the 23rd day of December, 2020 to be effective as of January 1, 2021 (the “Effective Date”), and is between Colorado River LLC, a Delaware limited liability company (“Buyer”), and Noble Energy, Inc., a Delaware corporation (“Producer”). Buyer and Producer are sometimes herein referred to individually as a “Party” and collectively as the “Parties.”
WITNESSETH:
WHEREAS, concurrently with the execution hereof, Buyer, Producer and Wattenberg Holding LLC (“Lessor”) have entered into that certain Dedication Agreement set forth on Exhibit D (the “Dedication Agreement”), whereby Producer dedicates the Dedicated Production and the Dedicated Interests to Buyer, subject to the terms and conditions set forth therein, for the performance of its obligations under this Agreement; and
WHEREAS, Buyer desires to purchase, and Producer desires to sell, the Dedicated Production subject to the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the Parties, intending to be legally bound, agree as follows:
Article 1
Definitions
Section 1.1    Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:
(a)“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.
(b)“Affiliate” means, as to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, whether by contract, voting power, or otherwise, such Person. The word “control” means the right to direct, whether by means of the holding of shares or the possession of voting power, via contract or otherwise, the affairs of such Person. Without limiting the foregoing, a Person is deemed to be an Affiliate of another specified Person if such Person owns 50% or more of the voting securities of the specified Person, or if the specified Person owns 50% or more of the voting securities of such Person. For the purpose of this Agreement, (i) Buyer and its Controlled Affiliates are not Affiliates of Producer and (ii) Buyer’s only Affiliates under this Agreement are Buyer’s Controlled Affiliates.
(c)“Agreement” has the meaning given to it in the preamble.

(d)“Applicable Law” means all applicable local, state and federal constitutions, laws (including common law), treaties, statutes, orders, decrees, rules, regulations, codes, and ordinances issued by any Governmental Authority, and including judicial or administrative orders, consents, decrees, and judgments, and determinations by, or interpretations of any of the foregoing by any Governmental Authority having jurisdiction over the matter in question and applicable to the Parties or this Agreement.
(e)“Barrel” means 42 United States gallons (each 231 cubic inches) at a temperature corrected to 60º Fahrenheit.
(f)“Base Price” means, on a per Barrel basis, the average of the daily settlement price for the “Light Sweet Crude Oil” prompt month futures contracts reported by the New York Mercantile Exchange (“NYMEX”) on NYMEX business days from the first day of the month through and including the last day of the month (weekends and NYMEX holidays excluded). If during the Term, NYMEX is discontinued or becomes unrepresentative of actual prices, then as published in a similar national business publication as mutually agreed by the Parties.
(g)“Business Day” means between 9:00 a.m., Mountain Time Zone, and 5:00 p.m., Mountain Time Zone, on any day (other than a Saturday or Sunday) on which Federal Reserve banks are open for business.
(h)“Buyer” has the meaning given to it in the preamble.
(i)“Buyer Capacity” means Buyer’s total leased capacity pursuant to the Capacity Lease, as the same may be adjusted from time to time in accordance therewith, which as of the Effective Date is equal to 70,000 BPD.
(j)“Buyer Change in Law” has the meaning given to it in Section 13.1(b).
(k)“Buyer Compliance Costs” has the meaning given to it in Section 13.1(b).
(l)“Buyer Group” means Buyer and its Controlled Affiliates, and their respective contractors, subcontractors, invitees, officers, directors, managers, members or other owners, and employees. For purposes of this definition, an employee shall be considered to be solely the employee of his or her nominal employer, regardless of whether considered under Applicable Law or otherwise to be or also to be the employee of another Party, and a Party cannot be a member of another Party’s Group.
(m)“Buyer Purchase Price” has the meaning given to it in Section 6.1(a).
(n)“Capacity Adjustment Date” has the meaning given to it in Section 2.4(a).
(o)“Capacity Claim” has the meaning given to it in Section 2.3(b).
(p)“Capacity Lease” means that certain Pipeline Capacity Lease, entered into concurrently with this Agreement between Buyer and Lessor.
(q)“Change in Law” means the adoption, implementation, change in interpretation, or amendment of any Applicable Law by any Governmental Authority after the Effective Date that imposes new, additional or other requirements or obligations with respect to the Pipeline Assets or Tank 1014 (including Lessor’s or its Affiliates’ ownership and operation thereof).

(r)“Change in Law Event” means the occurrence of a Change in Law that necessitates the expenditure, commitment or obligation of or for Compliance Costs.
(s)“Claiming Party” has the meaning given to it in the definition of “Force Majeure.”
(t)“Claims” means any and all demands, claims, judgments, obligations, liabilities, liens, causes of action, lawsuits, arbitrations, mediations, investigations or proceedings (whether at law or in equity).
(u)“Compliance Costs” means all expenses, commitments or obligations in excess of $250,000 incurred by or required to be incurred by Lessor to comply with a Change in Law, irrespective of whether such expenses, commitments or obligations are to be incurred as a one-time expenditure or periodically for an extended period.
(v)“Conditional Amount” has the meaning given to it in Section 10.1(b).
(w)“Control” (including the term “Controlled”) means (i) with respect to any Person, the definition set forth in the definition of Affiliate above and (ii) with respect to any Product, such Product produced from the Dedicated Interests and owned by a Third Party or an Affiliate and with respect to which Producer or any Affiliate has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer or its Affiliate markets such Product on behalf of the applicable Third Party or Affiliate.
(x)“Cost Reimbursement Option” has the meaning given to it in Section 13.2.
(y)“Dedicated Interests” means the rights, titles or interests in oil, gas or other minerals in the ground, whether any such interest is a fee interest, a defeasible fee interest under an oil and gas lease or otherwise, and any other rights to oil, gas or other minerals, including the rights to explore for, develop and produce them, whether arising from ownership of the mineral interests outright, under mineral leases or under any pooling, unitization or communitization agreements, in each case which are dedicated under the Dedication Agreement.
(z)“Dedicated Production” means all volumes of Product which are dedicated under the Dedication Agreement.
(aa)“Dedication Agreement” has the meaning given to it in the recitals.
(bb)    “Destination Point” means the point at which custody and title transfer from Buyer to or for the account of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer, as more particularly set forth on Exhibit A, which the Parties may update from time to time by mutual written agreement.
(cc)    “Downstream Facility” means the pipeline immediately downstream of any Origin Point, which as of the Effective Date is owned by Lessor and the storage facility immediately upstream of the Destination Point, which as of the Effective Date is owned by Lessor’s Affiliate.
(dd)    “Effective Capacity” has the meaning given to it in Section 2.4(a).
(ee)    "Effective Date” has the meaning given to it in the preamble.

(ff)    “Excess Production” has the meaning given to it in Section 5.4(d).
(gg)    “Fee” means [***], as adjusted as provided for herein.
(hh)    “Force Majeure” means any event or occurrence beyond the reasonable control of a Party claiming suspension (the “Claiming Party” and with respect to Producer, the Claiming Party shall include Producer’s Affiliates), which by the exercise of due diligence and reasonable care such Claiming Party is unable to prevent or overcome, that delays or prevents such Claiming Party from performing its obligations under this Agreement, including the following (to the extent the foregoing requirements are met): (i) natural phenomena and acts of God such as storms, floods, fires, lightning, freezes, landslides, hurricanes, extreme heat, washouts, pandemics, and earthquakes; (ii) strikes, lockouts, boycotts, picketing, labor or other industrial disturbance; (iii) acts of public enemy, wars, terrorist acts, blockages, insurrections, civil disturbances or riots; (iv) the order of any Governmental Authority having jurisdiction while the same is in force and effect; (v) explosions, breakage, accidental damage to lines of pipe, machinery, equipment or storage tanks; and (vi) events of force majeure declared by a Third Party that directly interfere with performance under this Agreement; provided that such events of force majeure would otherwise qualify as a Force Majeure event under this Agreement if such event directly occurred with respect to the Claiming Party, and for purposes of this clause (vi), Saddlehorn Pipeline Company, LLC shall be deemed to be a Third Party; provided, however, that the following shall not, under any circumstances, constitute an event of Force Majeure: (A) the availability of more attractive markets for Product; (B) changes in costs of materials or product; and (C) a Party’s inability to economically perform its obligations under this Agreement, including a Party’s inability or failure to pay amounts accruing hereunder. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.
(ii)    “Governmental Authority” means any governmental, administrative or regulatory entity, authority, commission, board, agency, instrumentality, bureau or political subdivision, and any court, tribunal or judicial or arbitral body (whether national, federal, state or local or, in the case of an arbitral body, whether governmental, public or private), having jurisdiction over the subject matter of this Agreement, any Party or its respective assets.
(jj)    “Group” means the Buyer Group or the Producer Group, as the context may require.
(kk)    “Imbalance Volumes” has the meaning given to it in Section 5.4(h).
(ll)    “Increased Production Date” has the meaning given to it in Section 2.2(b).
(mm)    “Initial Term” has the meaning given to it in Section 8.1.
(nn)    “Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any Applicable Law, the maximum rate permitted by such Applicable Law).
(oo)    “Invoice Month” has the meaning given to it in Section 10.1(a).

(pp)    “Lessor” has the meaning given to it in the recitals.
(qq)    “Lessor Claim” has the meaning given to it in Section 7.1(e).
(rr)    “Loss Claim” has the meaning given to it in Section 9.2.
(ss)    “Losses” means any Claims, liabilities, losses (including first party losses), fines, penalties, interest, damages, costs and expenses (including reasonable attorneys’ fees, experts’ fees and expenses reasonably incurred in defending against any such action, proceeding or investigation) arising from or related to an injury, illness, death, property damage, property loss or environmental pollution or contamination, and any other costs associated with control, removal, restoration and cleanup of pollution or contamination.
(tt)    “Measurement Points” has the meaning given to it in Section 4.1.
(uu)    “Nominated and Confirmed Volume” means the volume of Product nominated for sale by Producer at the Origin Points and confirmed by Buyer as set forth in Section 5.4 and Section 2.5, as may be adjusted by the Downstream Facility as a result of (i) a pipeline downstream of the Destination Point not confirming Producer’s nomination on such pipeline (other than due to Lessor’s breach of the Capacity Lease) or (ii) adjustment of the applicable nomination by such pipeline downstream of the Destination Point (other than due to Lessor’s breach of the Capacity Lease).
(vv)    “Nomination Cap” means the lesser of (i) 45,000 Barrels per day, as such amount may be increased or reduced pursuant to this Agreement, including Section 2.2(b) and Section 2.4(a) and (ii) Buyer’s firm capacity for such month in the Downstream Facility (excluding Tank 1014), which for the duration of the Capacity Lease shall equal the Buyer Capacity.
(ww)    “Nomination Increase Request” has the meaning given to it in Section 2.2(b).
(xx)    “Origin Point” means the point at which custody and title transfers from Producer to Buyer, as more particularly set forth on Exhibit A, which the Parties may update from time to time by mutual written agreement.
(yy)    “Party” or “Parties” has the meaning given to it in the preamble.
(zz)    “Payment Default” has the meaning given to it in Section 11.1(a).
(aaa)    “Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
(bbb)    “Pipeline Assets” has the meaning given to it in the Dedication Agreement.
(ccc)    “Producer” has the meaning given to it in the preamble.
(ddd)    “Producer Curtailment” has the meaning given to it in Section 5.5.
(eee)    “Producer Group” means Producer and its Affiliates, and their respective contractors, subcontractors, invitees, officers, directors, managers, members or other owners, and employees. For purposes of this definition, an employee shall be considered to be solely the employee of his or her nominal employer, regardless of whether considered under Applicable

Law or otherwise to be or also to be the employee of another Party, and a Party cannot be a member of another Party’s Group.
(fff)    “Producer Purchase Price” has the meaning given to it in Section 6.1(b).
(ggg)    “Product” means the crude oil produced from oil or gas wells, in its natural form.
(hhh)    “Product Costs” means, subject to the other terms of this Agreement, the following costs: (i) a pumpover charge of [***] to the pipeline that originates at the Rose Rock Platteville Terminal and that has a destination point of Suncor’s Fort Lupton Station and (ii) a pumpover charge of [***] to the Saddlehorn Pipeline; provided that “Product Costs” shall not include any costs not listed nor any marketing fees or any costs associated with Buyer’s personnel, employee, labor, indirect or overhead costs.
(iii)    “Proportionate Share” means, at a given time, (a) with respect to a Change in Law applicable to the Pipeline Assets, Producer’s then-current Nomination Cap relative to the Buyer Capacity and (b) with respect to a Change in Law applicable to Tank 1014, 25%.
(jjj)    “Reimbursed Amount” has the meaning given to it in Section 10.1(b).
(kkk)    “Renewal Term” has the meaning given to it in Section 8.1.
(lll)    “Representatives” has the meaning given to it in Section 17.9.
(mmm)    “Rose Rock Platteville Terminal” means the crude oil terminal owned by Rose Rock Midstream Crude L.P. located in Platteville, Colorado.
(nnn)    “Saddlehorn Pipeline” means the crude oil pipeline system owned by Saddlehorn Pipeline Company, LLC that provides transportation services from Platteville, Colorado to Cushing, Oklahoma.
(ooo)    “Specifications” means the specifications for Product required by Section 7.1(a).
(ppp)    “Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical credit rating business.
(qqq)    “Tank 1014” means Lessor’s Affiliate’s tank number 1014 and appurtenant facilities at the Rose Rock Platteville Terminal.
(rrr)    “Taxes” has the meaning given to it in Section 5.3(b).
(sss)    “Tender” means the act of Producer’s making Product available or causing Product to be made available to Buyer at an Origin Point. “Tendered” shall have the correlative meaning.
(ttt)    “Term” has the meaning given to it in Section 8.1.
(uuu)    “Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.
(vvv)    “Undedicated Volumes” has the meaning given to it in Section 2.5.
(www)    “Wells Ranch CGF” means the centralized gathering facility in Weld County, Colorado owned, as of the Effective Date, by Buyer.

(xxx)    “White Cliffs Pipeline” means the Product pipeline system owned by White Cliffs Pipeline, L.L.C., an Affiliate of Wattenberg Holding LLC, that provides transportation services from the Rose Rock Platteville Terminal to Cushing, Oklahoma.
(yyy)    “White Cliffs Tariff” means the then-current tariff on file with the Federal Energy Regulatory Commission for transportation service on the White Cliffs Pipeline.
(zzz)    “WOT” has the meaning given to it in Exhibit A.
(aaaa)    “WOT Extension” has the meaning given to it in Exhibit A.
Section 1.2Other Terms. Words and phrases that have established trade or technical meanings shall be construed in accordance with said meanings when used in this Agreement, unless (a) the context in which they are used otherwise requires, or (b) they are otherwise defined.
Section 1.3References and Rules of Construction.
(a)All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise.
(b)Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.
(c)The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular provision of this Agreement.
(d)The word “including” means “including, but not limited to,” and does not limit the preceding word or phrase. The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means “from and including”, the word “through” means “through and including”, and the word “until” means “until but excluding”. The words “days,” “months,” and “years” shall mean calendar days, months and years unless otherwise indicated.
(e)All references to “$” or “dollars” shall be deemed references to United States dollars.
(f)The words “will” and “shall” have the same meaning, force and effect and connote an obligation and an imperative and not a futurity.
(g)Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles.
(h)Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(i)References to any Applicable Law, contract or other agreement mean such Applicable Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time.
(j)When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end at the end of the next succeeding Business Day.
Article 2
Dedicated Production; Nominated and Confirmed Volumes
Section 2.1Producer’s Dedications
. Producer has, under and subject to the terms of the Dedication Agreement, dedicated and committed (and caused its Affiliates to dedicate and commit) the Dedicated Production and the Dedicated Interests to Buyer for performance of Producer’s obligations under this Agreement. Producer shall (and shall cause its Affiliates to) sell and deliver to Buyer, all of the Dedicated Production from the Dedicated Interests, subject to the terms of this Agreement and the Dedication Agreement (including the reservations and release provisions thereof).
Section 2.2Nominated and Confirmed Volume.
(a)Nominated and Confirmed Volume. In each month during the Term,
(i)Producer and its Affiliates shall (A) sell and Tender to Buyer at each applicable Origin Point all of the Dedicated Production, up to the Nominated and Confirmed Volume and (B) subject to Section 5.4(h), purchase at the Destination Point equivalent volumes of such Product (minus any permitted product loss allowance pursuant to Section 6.3).
(ii)Buyer shall (A) purchase from Producer and its Affiliates at each applicable Origin Point all Product that is Tendered by Producer that meets the Specifications, up to the Nominated and Confirmed Volume, and (B) subject to Section 5.4(h), sell to Producer or for the benefit of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer at the relevant Destination Point equivalent quantities of such Product (minus any permitted product loss allowance pursuant to Section 6.3).
Notwithstanding anything else herein to the contrary, Producer and its Affiliates shall not be subject to any minimum volume commitment requirements.
(b)Increases in the Nomination Cap. Producer may request increases to the Nomination Cap in writing and in good faith from time to time during the Term (a “Nomination Increase Request”), by delivering at least 60 days’ prior written notice to Buyer, with evidence of changes to Producer’s expected deliveries justifying such request; provided that (i) such evidence shall include reasonable supporting documentation demonstrating the need for the increased Nomination Cap including related drilling plans and confirmation by a business representative of Producer holding the position of vice president or higher stating that to their knowledge such documentation represents the business plan in all material respects and (ii) such Nomination Increase Request shall include the date of the first expected deliveries justifying the new Nomination Cap (the “Increased Production Date”). If the Nomination Increase Request would cause the Nomination Cap to increase by less than 20%, then Buyer shall, to the extent there is remaining Buyer Capacity that is not utilized for nominated volumes from other Persons, increase Producer’s Nomination Cap as of the Increased Production Date in accordance with the Nomination Increase Request; provided that if Producer has not delivered (or was not ready and willing to deliver) volumes of Dedicated Production that meets the otherwise applicable conditions of this Agreement (including the Specifications) fulfilling at least 85% of the increased Nomination Cap within three months of the Increased Production Date, then Buyer, upon written notice to Producer, shall have the right to decrease the Nomination Cap to the Nomination Cap in effect immediately prior to such increase; provided further that if Buyer decreases the Nomination Cap pursuant to this Section, then Producer shall only be entitled to submit one additional Nomination Increase Request in the immediately following six months and any incremental outstanding Nomination Increase Requests as of the date of such decrease, whether or not the Increased Production Date has occurred thereunder, shall be deemed withdrawn by Producer and Buyer shall have no obligation to increase the Nomination Cap thereunder. Notwithstanding anything to the contrary in this Section 2.2(b), if the Nomination Increase Request would cause the Nomination Cap to exceed 75% of the Buyer Capacity, then such notice shall be extended to at least 120 days and Buyer shall consider acceptance of such Nomination Increase Request in good faith, but shall accept or reject Producer’s request in its sole discretion and subject to the then-available capacity of the Downstream Facility (excluding Tank 1014).
Section 2.3Failure to Sell or Purchase.
(a)Subject to the other provisions of this Agreement, to the extent (i) Buyer breaches its obligation to (A) accept and purchase any volume of Product meeting the Specifications that Producer Tendered to an Origin Point in accordance with Section 2.2(a)(ii)(A) or (B) deliver and sell any volume of Product meeting the Specifications at the Destination Point in accordance with Section 2.2(a)(ii)(B) and (ii) such breach is not due to Producer’s non-compliance with this Agreement, Producer shall, subject to Section 11.3, be entitled to seek all remedies and recoveries available to it at law or in equity without duplication; provided, that Producer shall have the obligation to use reasonable efforts to mitigate any losses suffered as a result of Buyer’s breach of its obligation to accept or deliver such Product.
(b)If Buyer fails to accept or deliver Product in accordance with Section 2.2(a)(ii) directly as a result of an act or omission of Lessor then Buyer shall reasonably and prudently enforce all rights and seek all remedies and recoveries available to it at law or in equity under the Capacity Lease (a “Capacity Claim”) and, solely to the extent of any recovery from Lessor under such Capacity Claim, Buyer shall allocate the monetary damages recovered (net of Buyer’s reasonable costs and expenses to obtain such recovery) to each of Producer and Buyer in their respective proportion of the sum of the following amounts: (i) to Producer based on Producer’s direct losses related to the Capacity Claim and (ii) to Buyer based on the Fee (minus the cost of transporting such Product to the Destination Point) multiplied by the applicable volume. In connection with such Capacity Claim, Buyer shall be solely responsible for directing the enforcement of such Capacity Claim; provided Buyer shall provide regular (at least monthly) updates to Producer of the status of the Capacity Claim and consider any comments made by Producer in good faith when determining the strategy with respect to the Capacity Claim, in each case to the extent legally permissible and subject to attorney-client privilege, work product immunity and other privileges or immunities against disclosure. THIS SECTION 2.3(b), TOGETHER WITH SECTION 2.4 OF THE DEDICATION AGREEMENT, SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF PRODUCER FOR ANY FAILURE OF BUYER TO ACCEPT AND PURCHASE ANY VOLUME OF PRODUCT MEETING THE SPECIFICATIONS THAT PRODUCER TENDERED TO AN ORIGIN POINT IN ACCORDANCE WITH SECTION 2.2(a)(i)(A) THAT OCCURS DIRECTLY AS A RESULT OF AN ACT OR OMISSION OF LESSOR. IN ADDITION TO THE REMEDY SET FORTH IN SECTION 9.2, THIS SECTION 2.3(b) SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF PRODUCER FOR ANY FAILURE OF BUYER TO DELIVER ANY VOLUME OF PRODUCT IN ACCORDANCE WITH SECTION 2.2(b)(ii) THAT OCCURS DIRECTLY AS A RESULT OF AN ACT OR OMISSION OF LESSOR.
(c)Subject to the other provisions of this Agreement, to the extent (i) Producer (A) breaches the Dedication Agreement or its obligation to deliver the Dedicated Production as set forth in Section 2.2(a)(i)(A) or (B) breaches its obligation to accept and purchase any volume of Product at the Destination Point in accordance with Section 2.2(a)(i)(B) and (ii) such breach is not due to Buyer’s non-compliance with this Agreement, Buyer shall, subject to Section 11.3, be entitled to seek all remedies and recoveries available to it at law or in equity without duplication; provided, that Buyer shall have the obligation to use reasonable efforts to mitigate any losses suffered as a result of Producer’s breach or unexcused failure to accept such Product.
Section 2.4Capacity.
(a)Beginning on the third anniversary of the Effective Date and continuing each year thereafter (the “Capacity Adjustment Date”), if the sum of all Product purchased and sold under this Agreement plus any volumes of Product that Buyer fails to take for any reason other than Producer’s non-compliance with this Agreement (the “Effective Capacity”) during the one year immediately preceding the Capacity Adjustment Date is less than 85% of its then-current Nomination Cap, then Buyer may reduce, effective on the first day of the month following the Capacity Adjustment Date, the Nomination Cap to a quantity equal to or greater than 115% of Producer’s Effective Capacity during the preceding one year period by delivering at least 60 days’ prior written notice to Producer. Upon receipt of written notice by Producer, Producer may prepare and provide evidence to Buyer in good faith of changes to Producer’s expected Producer volumes justifying a need to preserve the Nomination Cap, and Buyer shall consider acceptance of such evidence and Producer’s request in good faith during the 60 day period prior to reducing the Nomination Cap.
Section 2.5Producer Undedicated Volumes. If at any time during the Term of this Agreement, Producer intends to nominate to Buyer volumes of Product meeting the Specifications at the Origin Point, which volumes are not Dedicated Production (the “Undedicated Volumes”), then upon written notice from Producer to Buyer, the Parties shall negotiate in good faith and mutually agree on a fee for such Undedicated Volumes; provided that, upon nomination of such Undedicated Volumes by Producer, if the Parties have agreed on a fee (i) less than the Fee, then such volumes shall be treated as Excess Production under Section 5.4(d) and excluded for purposes of the Nomination Cap or (ii) equal to or greater than the Fee; then Buyer shall treat such volumes as if they were Dedicated Production hereunder and shall schedule and confirm such Undedicated Volumes in accordance with Section 5.4(d), including for purposes of the Nomination Cap. Notwithstanding anything to the contrary in the foregoing, Producer and its Affiliates shall have no obligation to provide any Undedicated Volumes to Buyer under this Agreement and Buyer shall have no obligation to confirm any Undedicated Volumes for a fee less than the Fee.
Article 3
Storage Capacity
Section 3.1Storage Capacity.
(a)Producer shall be entitled to utilize 25% of the operational storage in Tank 1014 that is available, up to 20,000 Barrels, by including the volume of Product to be delivered from the Pipeline Assets into Tank 1014 and the volume of Product to be delivered from Tank 1014 to the Destination Point in its nominations pursuant to Section 5.4, which Buyer shall accept to the extent the operational parameters, not caused by Third Party reservation or use of the above 25% of operational storage or 20,000 Barrels of capacity, of Tank 1014 permit.
(b)Unless otherwise agreed by the Parties, all Producer Product, or Product delivered pursuant to the Capacity Lease, delivered to Tank 1014 shall meet the Specifications, as set forth in the White Cliffs Tariff from time to time for “DJ Common Grade Crude Petroleum.”
(c)Producer shall provide its pro-rata tank heels required by the Downstream Facility to effect the purchase and sale of Producer’s Product. To the extent agreed to by Downstream Facility, Producer may satisfy the foregoing obligation on the Effective Date with the tank heels in Tank 1014 previously provided by Producer to Lessor’s Affiliate. In the event Buyer notifies Producer that Producer is entitled to receive a portion of its pro-rata share of tank heels at the Destination Point (other than pursuant to Section 8.3), Producer shall pay the Buyer an amount equal to the product of (i) the volume of tank heel Product received at Destination Point and (ii) the Fee per Barrel.
Article 4
Measurement
Section 4.1Measurement Procedures. The Parties shall rely on the Downstream Facility to measure and maintain accurate records on the amount and quality (including for purposes of Article 7) of Product purchased by Buyer at the Origin Points and delivery to Producer at the Destination Point (the “Measurement Points”). Buyer shall use commercially reasonable efforts to cause Lessor to maintain the meters at the Measurement Points and ensure that such meters are regularly proved and calibrated in accordance with standard industry practices. In the event that Product was measured on the basis of a faulty meter, the Parties will determine the correct volume of Product received or delivered in good faith. Buyer shall provide, to the extent it has prior notice of such, at least 24 hours’ notice of any non-automatic measurement and sampling to be performed by the Downstream Facility, and Producer may request, which Buyer shall consider in good faith (and subject to the Downstream Facility’s consent), that Producer have a representative present at the Origin Points and at the Destination Point to witness such measurement and sampling.
Section 4.2Measurement Data. To the extent provided to Buyer by the Downstream Facility and solely when Producer is the sole seller of Product to Buyer for transportation using the Buyer Capacity, Buyer shall provide, or cause to be provided, daily RoseRock Scada Tank/Meter data for receipts at Origin Points for prior day’s data. If requested by Producer, Buyer shall request the Downstream Facility provide, at Producer’s cost, access to real-time measurement data at the Origin Points, including volume, gravity, average flowing temperature, average flowing pressure and other reasonably requested and available measurement data.
Article 5
Nomination, Taxes; Operations
Section 5.1Commingling of Product. Producer acknowledges that any Product purchased from Buyer hereunder may be commingled with other Product and that the Product delivered by Buyer to or for the benefit of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer hereunder shall not necessarily be the identical to the Product sold to Buyer hereunder; provided, however, any Product commingled with Producer’s or its Affiliates’ Product shall meet the Specifications (unless Producer’s or such Affiliates’ Product did not meet the Specifications at the time it was Tendered to Buyer).
Section 5.2Segregated Batching. To the extent provided by the Downstream Facility, and if operationally feasible, if requested by Producer, Buyer shall use commercially reasonable efforts to segregate Producer’s Product from the common stream to a separate common stream of Product, and Producer will provide such Product in such quantities and at such specified time as may be directed by Buyer or the Downstream Facility. To the extent such segregation occurs pursuant to the preceding sentence, then Buyer will make delivery of equivalent volumes of such Product at the Destination Point from the segregated common stream and meeting the specifications therefor.
Section 5.3Proceeds of Production; Taxes.
(a)Royalties. Producer and its Affiliates shall make payment of all royalties, overriding royalties, production payments, and all other payments attributable to or derived from the Dedicated Interests, the Dedicated Production and Product sold hereunder to Buyer at the Origin Points due to any Person under any leases or similar interests or agreements in accordance with the terms thereof, and Buyer shall have no obligations with respect thereto.
(b)Taxes. Producer and its Affiliates shall pay and be responsible for all applicable federal, state and local sales taxes, use taxes, gross receipts taxes, severance taxes and other transactional taxes levied against or with respect to Product Tendered under this Agreement (excluding franchise or margin taxes or taxes on or measured by the net income of Buyer, related to Buyer’s employees, or ad valorem taxes for which Buyer will be liable to pay) (collectively, “Taxes”). Buyer shall under no circumstances be liable for such Taxes, unless designated to remit those Taxes on behalf of Producer by any Governmental Authority having authority to impose such obligations on Buyer, in which event the amount of such Taxes remitted on Producer’s and its Affiliates’ behalf shall be (i) reimbursed by Producer upon receipt of an invoice, with reasonable supporting documentation, or (ii) be deducted from amounts otherwise due Producer on the next monthly invoice.
Section 5.4Nominations, Scheduling, and Curtailment
. Nominations and scheduling of Product available for, and interruptions and curtailment of, purchase under this Agreement shall be performed in accordance with the following provisions:

(a)Nomination Deadlines. For purposes of this Agreement a valid nomination is the timely submission of the volume, in Barrels per day, forecasted by Producer and its Affiliates to be sold to Buyer at the Origin Points and purchased by or for the benefit of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer at the Destination Point for a particular month in accordance with the terms of this Section 5.4. Nominations shall be submitted on or before the close of business three Business Days prior to the WOT nomination deadline for the applicable month of delivery, which, as of the Effective Date, is the 15th day of the month prior to the month of delivery. If Producer does not submit its nomination within the time period specified herein, Buyer has the right to reject all or a portion of the Producer’s nomination for that particular month.
(b)Nomination Forecasts. Prior to January 1 and July 1 in each applicable year during the Term, Producer shall provide Buyer a forecast (for the shorter of (i) the remainder of the Term and (ii) the immediately following 12 months) of all Dedicated Production anticipated to be nominated to Buyer for delivery each month. Producer shall notify Buyer of any anticipated material changes in the nominated Product volumes during the Term. Upon receipt of the nomination forecasts described in this Section 5.4(b), Buyer shall promptly notify Producer if it anticipates an inability to accept any forecasted volumes during such period, and (i) the Parties shall reasonably cooperate and (ii) Buyer shall use commercially reasonable efforts, to mitigate the discrepancies between Producer’s forecasts and Buyer’s anticipated inability to accept. Notwithstanding the foregoing, (x) Producer shall not be required to modify or change in any way its development plans, the timing for the drilling or completion of any its wells or the production of any of its volumes and (y) any Dedicated Production, whether or not included in the nomination forecast, shall be confirmed or rejected in accordance with Section 5.4(d) below.
(c)Nominations. For each month during the Term, Producer shall nominate to Buyer in writing all the Dedicated Production for delivery at the Origin Point during the month. Buyer shall confirm the nominations pursuant to Section 5.4(d), together with its acceptance or rejection of any Excess Production, if applicable, before the close of business on the second Business Day following receipt thereof. Buyer shall have no obligation to accept and purchase Product on any mode of transportation other than via pipeline unless mutually agreed in writing by the Parties. Buyer shall not confirm nominations from all Persons (including Producer) to Buyer in excess of the Buyer Capacity, nor where Producer does not nominate up to the Nomination Cap shall Buyer subscribe its Buyer Capacity (whether by buy/sell agreement or any other commercial arrangement) on greater than a month-to-month basis to Third Parties in excess of the difference between Buyer Capacity and the Nomination Cap in effect at any given time.
(d)Confirmation of Nominations. Buyer shall be required to confirm such volumes up to the Nomination Cap (as adjusted by any Producer Curtailment, Force Majeure and any volumes released under Section 2.4(a) of the Dedication Agreement) and if the Dedicated Production nominated hereunder for such month is in excess thereof (such excess, the “Excess Production”), then Buyer, to the extent there is remaining Buyer Capacity that will not be utilized for nominated volumes from other Persons during such month, shall be required to confirm such incremental Excess Production up to any such remaining Buyer Capacity; provided if Buyer confirms all or part of the Excess Production, such confirmed volumes shall be considered part of the Nominated and Confirmed Volume for such month.

(e)Consistent Quantities. Producer and Buyer shall use commercially reasonable efforts to cause Product to be Tendered ratably and to be purchased and sold under this Agreement at similar quantities each day over a month.
(f)Adjustments. Notwithstanding anything to the contrary in this Section 5.4, at any point throughout the month, Producer can adjust its nomination up to the Nomination Cap (as adjusted by any Producer Curtailment, Force Majeure and any volumes released under Section 2.4(a) of the Dedication Agreement), and if there is remaining Buyer Capacity that is not subject to nominations from other Persons, Buyer shall submit a revised nomination to the Downstream Facility and, to the extent accepted by the Downstream Facility, shall accept such revised nomination from Producer.
(g)Line Fill. Producer shall provide its pro-rata line fill required by the Downstream Facility (excluding Tank 1014) to effect the purchase and sale of Producer’s Product up to the Nomination Cap and any Excess Production confirmed by Buyer hereunder. In the event Buyer notifies Producer that Producer is entitled to receive a portion of its pro-rata share of line fill at the Destination Point (other than pursuant to Section 8.3), Producer shall pay the Buyer an amount equal to the product of (i) the volume of line fill Product received at Destination Point and (ii) the Fee per Barrel.
(h)Product Imbalances. Each Party shall be responsible for maintaining the volumes bought and sold in balance on a month-to-month basis, as near as reasonably possible. If a Party fails to deliver or take its applicable volume during any month as a result of (i) non-ratable Tenders or deliveries at the Origin Point or the Destination Point, (ii) normal operational cutoffs at applicable cut off dates in Tenders or deliveries at the Origin Point or the Destination Point or (iii) Force Majeure, such volumes (the “Imbalance Volumes”) shall be delivered and taken as soon thereafter as is reasonably practicable and the term of this Agreement shall be extended for the sole purpose of balancing deliveries. The Parties shall endeavor to cause the Imbalance Volumes confirmed by the 20th of the month to be delivered during the following month, and the Imbalance Volumes confirmed after the 20th of the month to be delivered during the second following month, except to the extent prevented by the continuation of an event of Force Majeure.
Section 5.5Producer Curtailment. Upon notice from Buyer of any allocation or curtailment of capacity affecting the Nominated and Confirmed Volume, including when all or any portion of the Origin Points or Destination Point are shut down, in each case (x) directly as a result of Force Majeure or maintenance (including unplanned maintenance, repairs or emergencies) or scheduled downtime of the Downstream Facility or (y) for any reason caused by any facility downstream of the Downstream Facility (including prorationing or curtailment of such facility downstream of the Downstream Facility) (a “Producer Curtailment”) then Producer shall bear its proportional share of such Producer Curtailment by reducing the Nominated and Confirmed Volume (on a Barrel for Barrel basis) to an amount equal to the product of: (i) such available capacity multiplied by (ii) (the Nomination Cap divided by Buyer Capacity) for the duration of the Producer Curtailment. Any notice of Producer Curtailment shall be accompanied by, to the extent applicable, copies of any communications or other notices from the Downstream Facility or other facility with respect to the Producer Curtailment.
Section 5.6Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the

Destination Point, for the receipt, further transportation, and marketing of Product sold to or for the benefit of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer hereunder and Buyer shall have no responsibility therefor.
Article 6
Consideration
Section 6.1Price. In accordance with Article 10, but except as set forth in Section 2.5 and Section 5.4(g):
(a)Buyer Purchase Price. Buyer shall pay Producer each month, in accordance with the terms of this Agreement, an amount equal to the product of (i) the volumes of Product delivered by Buyer at the Destination Point (in Barrels) (plus any Barrels retained by the Downstream Facility as permitted product loss allowance pursuant to Section 6.3) and (ii) the Base Price per Barrel (such amount, the “Buyer Purchase Price”)
(b)Producer Purchase Price. Producer shall pay Buyer each month, in accordance with the terms of this Agreement, an amount equal to the product of (i) the volume of Product delivered to Producer at the Destination Point (in Barrels) (plus any Barrels retained by the Downstream Facility as permitted product loss allowance pursuant to Section 6.3) and (ii) the sum of (A) the Base Price per Barrel plus (B) the applicable Fee per Barrel plus (C) all Product Costs (without duplication to the extent any such costs are recovered pursuant to other provisions of this Agreement) (on a per-Barrel basis) (the “Producer Purchase Price”).
Section 6.2Fee Adjustments. Beginning and effective as of July 1, 2022 and July 1 of each year thereafter, the Fee will be escalated by 2.5% per year.
Section 6.3Product Loss Allowance. Producer acknowledges and agrees that any purchases and sales of Product shall be subject to a set product loss allowance of up to 0.2% and up to such quantity shall be deemed delivered and sold to Producer for purposes of this Agreement. Any losses of Product in excess of the product loss allowances set forth in this Section 6.3 shall be borne by Buyer, except to the extent such losses are caused directly by the gross negligence or willful misconduct of Producer or any of its Affiliates.
Article 7
Quality
Section 7.1Quality Specifications.
(a)Specifications. Product purchased from Producer or its Affiliate at the Origin Points shall conform to Applicable Law and the Product specifications set forth in the White Cliffs Tariff, as the same may be amended from time to time, provided that the quality specifications may be further varied or adjusted as described in this Section 7.1 (such specifications, the “Specifications”). For illustrative purposes only, the Specifications as of the Effective Date are set forth on Exhibit E (and to the extent that the specifications set forth in the White Cliffs Tariff change after the Effective Date, the then-current specifications in the White Cliffs Tariff shall be binding on the Parties and shall be the Specifications, and the Parties are under no obligation to amend Exhibit E). Subject to the provisions of Section 7.2, Buyer may elect not to purchase any of Producer’s Product that does not meet the Specifications. The

Specifications may be applied to each Barrel of Producer’s nomination and not be limited to the composite sample of the nomination.
(b)Laboratory Testing. From time to time, Buyer may require that Producer furnish certified laboratory reports showing the results of quality tests on the Product Tendered for sale; provided that, if such tests show Producer’s Product meets the Specifications (other than when such laboratory reports are required in order to confirm Producer’s re-compliance with the Specifications), then such tests shall be at Buyer’s cost and expense. Buyer may also from time to time obtain samples for laboratory analysis to check compliance with the Specifications.
(c)Off-Specification Product. If any Product Tendered by Producer or its Affiliates to Buyer at the Origin Points fails at any time to conform to the applicable Specifications, then Buyer will have the rights specified in Section 7.2.
(d)Destination Point Specifications. If Product sold to Buyer at the Origin Points hereunder complies with the Specifications, then all Product sold to or for the benefit of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer at the Destination Point by Buyer shall meet the Specifications. Subject to Buyer’s obligation to sell to or for the benefit of (pursuant to Section 11.1(a)(ii) or as otherwise agreed by the Parties) Producer at the Destination Point Product that satisfies the Specifications, (i) such Product shall be subject to such changes in quality, composition and other characteristics as may result from a commingled common stream for such Product and (ii) Buyer shall have no other obligation to Producer or its Affiliates associated with changes in quality of Product as the result of such commingling.
(e)Recovery for Destination Point Specifications. IF BUYER FAILS TO DELIVER PRODUCT MEETING THE SPECIFICATIONS TO PRODUCER AT THE DESTINATION POINT TO THE EXTENT REQUIRED IN SECTION 7.1(d) AND SUCH FAILURE:
(i)IS CAUSED BY PRODUCT TENDERED BY A PERSON OTHER THAN PRODUCER FAILING TO MEET THE SPECIFICATIONS AND SUCH PRODUCT IS ACCEPTED AND TRANSPORTED UNDER THE CAPACITY LEASE, THEN BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS PRODUCER GROUP FROM AND AGAINST ALL LOSSES DIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY BUYER TO PRODUCER AT THE DESTINATION POINT TO MEET THE SPECIFICATIONS, INCLUDING TREATING OR DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE DOWNSTREAM FACILITY OR ANY FACILITY DOWNSTREAM OF THE DESTINATION POINT (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), CLAIMS OF OTHER PRODUCERS ON THE DOWNSTREAM FACILITY OR OTHER FACILITIES DOWNSTREAM OF THE DESTINATION POINT, CLAIMS OF OWNERS OF THE DOWNSTREAM FACILITY OR OTHER FACILITIES DOWNSTREAM OF THE DESTINATION POINT AND CLAIMS OF ALL PERSONS WHO ULTIMATELY USE THE NON-CONFORMING PRODUCT AND THE COSTS OF ALL REGULATORY OR JURISDICTIONAL PROCEEDINGS RELATED THERETO; OR
(ii)IS DUE TO ANY OTHER REASON, THEN BUYER SHALL REASONABLY AND PRUDENTLY ENFORCE ALL RIGHTS AND SEEK ALL

REMEDIES AND RECOVERIES AVAILABLE TO IT AT LAW OR IN EQUITY UNDER THE CAPACITY LEASE (A “LESSOR CLAIM”) AND, SOLELY TO THE EXTENT OF ANY RECOVERY FROM LESSOR UNDER SUCH LESSOR CLAIM, SHALL PAY PRODUCER ITS PRO-RATA SHARE OF SUCH MONETARY DAMAGES RECOVERED (NET OF ITS PRO-RATA SHARE OF BUYER’S REASONABLE COSTS AND EXPENSES TO OBTAIN SUCH RECOVERY), TAKING INTO ACCOUNT THE SHARE OF THE TOTAL VOLUME OF PRODUCT DELIVERED TO BUYER AT THE DESTINATION POINT UNDER THE CAPACITY LEASE ON THE DAYS IN QUESTION THAT PRODUCER’S VOLUME REPRESENTED. IN CONNECTION WITH SUCH LESSOR CLAIM, BUYER SHALL BE SOLELY RESPONSIBLE FOR DIRECTING THE ENFORCEMENT OF SUCH LESSOR CLAIM; PROVIDED BUYER SHALL PROVIDE REGULAR (AT LEAST MONTHLY) UPDATES TO PRODUCER OF THE STATUS OF THE LESSOR CLAIM AND CONSIDER ANY COMMENTS MADE BY PRODUCER IN GOOD FAITH WHEN DETERMINING THE STRATEGY WITH RESPECT TO THE LESSOR CLAIM, IN EACH CASE TO THE EXTENT LEGALLY PERMISSIBLE AND SUBJECT TO ATTORNEY-CLIENT PRIVILEGE, WORK PRODUCT IMMUNITY AND OTHER PRIVILEGES OR IMMUNITIES AGAINST DISCLOSURE.
THIS SECTION 7.1(e) SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF PRODUCER FOR ANY BREACH BY BUYER UNDER SECTION 7.1(d) OR ANY FAILURE OF BUYER TO DELIVER PRODUCT MEETING THE SPECIFICATIONS TO OR FOR THE ACCOUNT OF (PURSUANT TO SECTION 11.1(a)(ii) OR AS OTHERWISE AGREED BY THE PARTIES) PRODUCER AT THE DESTINATION POINT.
Section 7.2Notice of Estimated Specifications; Failure to Meet Specifications. Without limiting Producer’s indemnification obligations under Section 15.4:
(a)Notice of Off-Specification Product. If either Party expects that Product Tendered at an Origin Point or delivered at a Destination Point hereunder will not conform to the Specifications, such Party will provide the other Party with prior written notice thereof and include a good faith estimate of what the specifications of such Product will be. If Producer has given Buyer at least five days’ prior notice that it will be delivering Product to Buyer that it estimates will not meet the Specifications, but, taking Producer’s estimate of specifications into account, (i) Buyer determines, in its sole discretion, that the theoretical pool of blended or commingled Product in the Downstream Facility at the expected time of receipt of such non-conforming Product will nevertheless meet the Specifications and such blending and commingling of such non-conforming Product will not adversely affect the Downstream Facility or the ability of Buyer to sell Product at Destination Point within applicable Destination Point specifications and (ii) the Downstream Facility has agreed that Producer or its Affiliate nevertheless may Tender and deliver such Product at the applicable Origin Point, then Buyer shall purchase such Product. Producer and Buyer shall work together in good faith to identify measures that will eliminate the cause of non-conformance with Specifications.
(b)Commingled Product Contamination. If at any time, any Product delivered by Producer or its Affiliates at the Origin Points that is not in compliance with the Specifications results in the specifications of the actual pool of blended or commingled Product failing to meet the Specifications, then Buyer will have the right to immediately discontinue purchase of such Product and shall notify Producer of the specifications violation within 24 hours after such discontinuation. Such notification may initially be oral, with written notice as soon as practicable, but in any event within 48 hours thereof. Producer will (and will cause its Affiliates to) promptly undertake reasonable measures to eliminate the cause of such non-conformance of its Product with the Specifications.
(c)Fee for Off-Specification Volumes. Producer shall (and shall cause its Affiliates to) (i) on or before the 10th day of each month after a month during which a temporary release is in effect under the Dedication Agreement for Dedicated Production that Buyer rejects in accordance with this Article 7, deliver to Buyer a report indicating the quantity of Barrels of Dedicated Production that Producer delivered to Third Parties during such prior month and (ii) during such release, to the extent that Producer sells or delivers Dedicated Production to a Third Party pursuant to a release under the Dedication Agreement for 30 days or more in any 45-day period, as Buyer’s sole and exclusive remedy, Producer shall thereafter pay Buyer the Fee multiplied by the number of Barrels of Dedicated Production so released each month in accordance with Article 10. The provisions of this Section 7.2(c) shall not relieve Producer or its Affiliate of the responsibility to undertake (or cause to be undertaken) reasonable measures to eliminate the cause of such non-conformance with the Specifications.
(d)Material Change in the Specifications. If after the Effective Date the Specifications, as set forth in the White Cliffs Tariff, are materially amended in such a way that would have an adverse effect on Producer and its ability to Tender Product meeting the Specifications to Buyer hereunder or on the marketability of Product and Producer is not able through the exercise of commercially reasonable efforts to eliminate the cause of such non-conformance with the amended Specifications, then the Parties shall negotiate in good faith to amend this Agreement to address the consequences of such material amendment to the Specifications; provided, that under no circumstances shall Buyer be required to incur additional costs (other than de minimis costs and internal costs) related to such amendment.
Article 8
Term
Section 8.1Term. The term of this Agreement shall commence on the Effective Date and shall remain in effect until the date that is 120 months following the Effective Date (“Initial Term”). Either Party may provide written notice no less than two years prior to the end of the Initial Term or a Renewal Term, as applicable, to the other Party that it wishes to extend this Agreement for up to three successive five-year terms (each, a “Renewal Term”) and the Parties shall negotiate such extension in good faith, provided that unless the Parties mutually agree on such Renewal Term, this Agreement shall terminate at the end of the Initial Term or the then-current Renewal Term, as applicable (collectively, the Initial Term and any Renewal Terms, the “Term”).
Section 8.2Early Termination. If the Capacity Lease is terminated during the Term (other than due to a material default of Buyer thereunder), then Buyer may terminate this Agreement upon written notice to Producer. If Producer elects to exercise its cure rights under Section 2.4(g) of the Dedication Agreement, then Buyer shall be required to promptly reimburse Producer upon receipt of an applicable invoice for any and all reasonable out-of-pocket costs and expenses incurred by Producer to cure such material default. If Producer elects not to exercise its cure rights under Section 2.4(g) of the Dedication Agreement, Buyer may terminate this Agreement upon written notice to Producer and Producer shall be entitled to any and all relief allowed either under this Agreement or at law, subject to the procedures and limitations set forth in Section 9.1, Section 11.1(c), Section 11.2, Section 11.3, Article 15 and Section 17.6.
Section 8.3Effect of Termination or Expiration of the Term. Upon the expiration or termination of the Term, this Agreement and the Dedication Agreement shall forthwith become void, and the Parties shall have no further liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of this Section 8.3, Section 10.4, Section 11.3, Article 15 and Article 17 shall survive such termination and remain in full force and effect indefinitely and (c) any covenants of the Parties that are required by their terms to be performed after such termination shall survive until fully performed. Upon termination of the Capacity Lease, Buyer shall invoice, and Producer shall pay pursuant to Article 10, for any costs or expenses (i) paid by Buyer pursuant to the Capacity Lease associated with the removal or sale of line fill or (ii) paid by Buyer to Lessor’s Affiliate associated with the removal or sale of tank heels.
Article 9
Title; Custody; Risk of Loss
Section 9.1Title. A delivery of Product by Producer shall be deemed a warranty of title to such Product by Producer and its Affiliates or a warranty that Producer or its Affiliates Control the Product and have the right to sell such Product under this Agreement, as applicable. To the extent of the accuracy of Producer’s warranty from the foregoing sentence, a delivery of Product by Buyer shall be deemed a warranty of title to such Product by Buyer or a warranty that Buyer has the right to sell such Product under this Agreement, as applicable. Title of the Product received hereunder shall pass from Producer to Buyer at the Origin Points (except in the case of any line fill provided by Producer at a Destination Point, in which case title shall pass upon delivery of such line fill at such Destination Point) and title of the Product delivered hereunder shall pass from Buyer to Producer at the Destination Point. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 9.1 AND SUBJECT TO ARTICLE 15, PRODUCER HEREBY DISCLAIMS, AND BUYER HEREBY AGREES THAT PRODUCER IS NOT MAKING, AND BUYER IS NOT RELYING UPON, ANY STATEMENT, REPRESENTATION, OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF: (a) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF PRODUCER’S PRODUCT, (b) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF PRODUCER’S PRODUCT FOR A PARTICULAR PURPOSE OR (c) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW. EXCEPT AS SPECIFICALLY PROVIDED IN THIS SECTION 9.1 AND SUBJECT TO ARTICLE 15, BUYER HEREBY DISCLAIMS, AND PRODUCER HEREBY AGREES THAT BUYER IS NOT MAKING, AND PRODUCER IS NOT RELYING UPON, ANY STATEMENT, REPRESENTATION, OR WARRANTY, EXPRESS, STATUTORY, OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF: (i) ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY OF PRODUCT, (ii) ANY IMPLIED OR EXPRESS WARRANTY OF THE FITNESS OF PRODUCT FOR A PARTICULAR PURPOSE OR (iii) ANY AND ALL OTHER IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW.

Section 9.2Custody, Risk of Loss. Custody and risk of loss for the Product received hereunder shall pass from Producer to Buyer at the Origin Points (except in the case of any line fill provided by Producer at a Destination Point, in which case custody and risk of shall pass upon delivery of such line fill at such Destination Point). Similarly, custody and risk of loss for the Product delivered hereunder shall pass from Buyer to Producer at the Destination Point. If Producer makes any Claim for a loss of Producer’s Product (other than the permitted product loss allowance pursuant to Section 6.3) while in Buyer’s custody, then Buyer shall reasonably and prudently enforce all rights and seek all remedies and recoveries available to it at law or in equity under the Capacity Lease (a “Loss Claim”) and, solely to the extent of any recovery from Lessor under such Loss Claim, shall allocate the monetary damages recovered (net of Producer’s pro-rata share of Buyer’s reasonable costs and expenses to obtain such recovery relative to other Third Parties involved in the Loss Claim) to each of Producer and Buyer in their respective proportion of the sum of the following amounts: (i) to Producer based on Producer’s direct losses for such Loss Claim taking into account the share of the total volume of Product that should have been delivered to Buyer at the Destination Point under the Capacity Lease on the days in question that Producer’s volume that should have been delivered to Producer pursuant to this Agreement represented and (ii) to Buyer based on the Fee (minus the cost of transporting such Product to the Destination Point) multiplied by the Producer volume described in (i) above.
In connection with such Loss Claim, Buyer shall be solely responsible for directing the enforcement of such Loss Claim; provided Buyer shall provide regular (at least monthly) updates to Producer of the status of the Loss Claim and consider any comments made by Producer in good faith when determining the strategy with respect to the Loss Claim, in each case to the extent legally permissible and subject to attorney-client privilege, work product immunity and other privileges or immunities against disclosure. THIS SECTION 9.2 SHALL BE THE SOLE AND EXCLUSIVE REMEDY OF PRODUCER FOR ANY LOSS OF PRODUCT HEREUNDER.
Article 10
Billing and Payment
Section 10.1Statements.
(a)On or before the 25th day of each month, Buyer shall send Producer an invoice for the immediately previous month (the “Invoice Month”) showing (i) the number of Barrels purchased and sold pursuant to this Agreement for such Invoice Month (ii) the Buyer Purchase Price for such Invoice Month, (iii) the Producer Purchase Price for such Invoice Month, (iv) any other amounts owed by Buyer pursuant to this Agreement and (v) any other amounts owed by Producer pursuant to this Agreement. To the extent (x) the sum of (iii) plus (v) minus (y) the sum of (ii) plus (iv) is a positive number, Producer shall pay such difference to Buyer. If such difference is a negative number, Buyer shall pay such difference to Producer. If such amount equals 0, no payments need be made by either Party.
(b)Each invoice shall be accompanied by reasonable supporting information for all amounts charged by such invoice; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Buyer to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such Reimbursed Amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and Conditional Amount, shall be reflected on an invoice within 90 days after the end of the month in which such Reimbursed Amount was paid by Buyer. If actual measurements of quantities of Producer’s Product are not available in any month, Buyer may prepare and submit its invoice based on estimated quantities, which shall be corrected to actual quantities as soon as reasonably practicable after such actual quantities become available.
Section 10.2Payments.
(a)Method of Payment. Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the 15th day after receipt of the invoice or, if such day is not a Business Day, then on the next Business Day. All payments by a Party under this Agreement shall be made by electronic funds transfer to the account designated by the other Party as set forth on Exhibit C. Any amounts not paid by the due date will be deemed delinquent and will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.
(b)Disputed Amounts. If Producer, in good faith, disputes the amount of any invoice of Buyer, Producer will pay Buyer such amount, if any, that is not in dispute and together therewith, shall provide Buyer written notice of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to timely provide notice of dispute, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with Section 10.4. Within 30 days following Buyer’s receipt of such dispute notice, Producer and Buyer shall meet and endeavor in good faith to resolve such dispute, and, if the Parties are unable to resolve such dispute within 90 days following Buyer’s receipt of such dispute notice, such dispute may be resolved in accordance with Section 17.5 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 days after such resolution, and, if such amount shall be paid to Buyer, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.
Section 10.3Adequate Assurances. If either Party fails to pay the other Party in accordance with this Agreement or has reasonable grounds for insecurity regarding the performance of the other Party of any obligation under this Agreement (including, without limitation, the occurrence of a material change in the creditworthiness of the other Party or its Affiliates), then such Party, by notice to the other Party, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance by the other Party. Upon receipt of demand for Adequate Assurance of Performance, the receiving Party shall remit within five Business Days the appropriate amount due to the other Party. “Adequate Assurance of Performance” shall mean sufficient security in the form, amount (the value of which shall not exceed the product of the sum of the previously preceding three months of Product sold by Producer hereunder multiplied by the Fee), for a term, and from an issuer, all as reasonably acceptable to the requesting Party, including cash, a standby irrevocable letter of credit, a prepayment, a guaranty, or a payment bond. Upon the return of such Adequate Assurance of Performance, the security granted hereunder on that Adequate Assurance of Performance shall be released automatically and, to the extent possible, without any further action by either Party.
Section 10.4Audit. Each Party has the right, at its sole expense, during normal working hours and subject to the execution of a mutually agreed confidentiality agreement, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of this Agreement; provided that the audited Party may redact or anonymize any information (a) that it has the express right to so withhold pursuant to this Agreement, (b) unrelated to the transactions subject to this Agreement, or (c) as necessary to comply with Applicable Law or confidentiality obligations. The scope of such examination will be limited to the 24 months preceding the date such notice of audit, statement, charge or computation was presented. No audit may include any time period for which a prior audit hereunder was conducted and neither Party may conduct more than one audit of the other Party during any year. If any such examination reveals any inaccuracy in any statement or charge, then the Party negatively affected by such inaccuracy may make a written claim within 90 days after such audit is conducted for a correction to such inaccuracy, and the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 days after resolution of the inaccuracy. This Section 10.4 will survive any termination of this Agreement for the later of (a) a period of 24 months from the end of the year in which the date of such termination occurred or (b) until a dispute initiated within the 24 month period is finally resolved, in each case for the purpose of such statement and payment objections. All statements, allocations, measurements, computations, charges or payments made in any period prior to the 24-month period immediately prior to the month in which the audit is requested (unless already made the subject of a timely audit) or made in any 24-month period for which the audit is requested but for which a written claim for inaccuracies is not timely made shall be conclusively deemed true and correct and shall be final for all purposes.
Article 11
Remedies
Section 11.1Suspension of Performance.
(a)Suspension by Buyer as Remedy for Payment Default. If Producer fails to pay any invoice in accordance with Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b), and such failure is not remedied within five Business Days after Producer’s receipt of written notice of such failure from Buyer (a “Payment Default”), Buyer shall have the right, at its sole discretion, to (i) suspend performance (including withholding any payments that are owed by Buyer to Producer until such amount, including interest at the Interest Rate, is paid in full), (ii) continue performing under this Agreement, and, acting in a commercially reasonable manner, sell any Product purchased from Producer to Third Parties and use the proceeds therefrom to reimburse Buyer for any amounts due and owing to Buyer, which such sales shall not be a breach of Buyer’s delivery or sale obligations under this Agreement (and such Barrels shall be deemed sold to Producer), and, at Producer’s election, either (A) remit any excess amounts received over and above the amounts that Buyer would be entitled pursuant to this Agreement to Producer or (B) reduce the net amounts that would be due from Producer to Buyer for the following month by the amount of such excess or (iii) if the Payment Default remains uncured for at least 30 days, terminate this Agreement upon written notice to Producer, such termination to be effective upon receipt of such notice by Producer.
(b)Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation (other than as provided in Section 11.1(a)) in this Agreement or in the Dedication Agreement and such failure has not been remedied within 30 days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend performance of its obligations under this

Agreement that are affected by such failure or non-compliance (including withholding any payments that are owed to the other Party); provided, the non-defaulting Party may terminate this Agreement upon written notice to the other Party, such notice to be effective upon receipt by the defaulting Party.
(c)Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek, without any requirement to post bond, a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the grounds of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at law or in equity that such Party may have.
Section 11.2No Election
. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at law or in equity, subject, however, to the limitations expressly set forth in this Agreement, including in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.
Section 11.3Direct Damages. IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER UNDER THIS AGREEMENT, WHETHER IN WARRANTY, CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES OR FOR LOSS OF PROFITS, LOSS OF BUSINESS OPPORTUNITY AND OTHER SIMILAR DAMAGES, ARISING FROM OR RELATING TO THIS AGREEMENT WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. EXCEPT AS TO LESSOR AND ITS AFFILIATES, THIS LIMITATION, HOWEVER, WILL NOT APPLY TO CLAIMS OF UNAFFILIATED THIRD PARTIES THAT ARE COVERED BY THE INDEMNITIES SET FORTH IN ARTICLE 15.
Section 11.4Disputes with the Downstream Facility. If either Party is in a dispute or audit with the Downstream Facility, the other Party shall reasonably cooperate with any written requests by the disputing Party, subject to the terms of this Agreement and Applicable Law.
Article 12
Force Majeure
Section 12.1Force Majeure. If either Buyer or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure event, but only during that period, the obligations of the Claiming Party shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments for amounts owed by Producer to Buyer for Product actually Tendered by Producer and received and sold by Buyer, regardless of which Party is the Claiming Party. The Claiming Party shall use reasonable efforts to remedy the Force Majeure event or condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure event, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure event. Notwithstanding anything to the contrary, all Dedicated Production that is not received and sold by Buyer due to a period of Force Majeure shall be released as set forth in the Dedication Agreement.
Article 13
Change in Law; Costs
Section 13.1Changes in Applicable Law.
(a)If during the Term, Lessor notifies Buyer under the Capacity Lease that it is obligated as a result of a Change in Law Event to bear Compliance Costs, Buyer shall promptly notify Producer of Producer’s anticipated Proportionate Share of such Compliance Costs. Producer shall reimburse Buyer for Producer’s Proportionate Share of all Compliance Costs resulting from such Change in Law; provided that (i) Producer shall not be required to reimburse Buyer more than $250,000 for any single Change in Law Event and (ii) Producer shall not be required to reimburse Buyer pursuant to this Section 13.1 more than $1,000,000 in the aggregate during the Term. In the event a Change in Law Event triggers Compliance Costs such that Producer’s Proportionate Share of such would exceed $250,000 but for clause (i) above or such that Producer’s reimbursement obligation in the aggregate during the Term would exceed $1,000,000 but for clause (ii) above, the Parties shall negotiate in good faith for up to 20 days to mutually determine the effect of such Change in Law Event and revised commercial arrangements to compensate Buyer for Producer’s Proportionate Share of such Compliance Costs; provided that, if the Parties cannot reach a commercial agreement during such period, then the existing Fee and Product Costs shall be unchanged and Buyer shall be entitled to terminate the Agreement by providing at least 10 months’ prior written notice to Producer, with such notice of termination to be provided within 60 days after the end of such 20-day negotiation period or the termination right shall be waived.
(b)If during the Term, Buyer notifies Producer that, other than as set forth in Section 13.1(a) above, it is obligated as a result of the adoption, implementation, change in interpretation, or amendment of any Applicable Law by any Governmental Authority after the Effective Date that imposes new, additional or other requirements or obligations with respect to Buyer hereunder (a “Buyer Change in Law”) to bear expenses, commitments or obligations in excess of $25,000 incurred by or required to be incurred by Buyer to comply with a Buyer Change in Law, irrespective of whether such expenses, commitments or obligations are to be incurred as a one-time expenditure or periodically for an extended period (“Buyer Compliance Costs”), Producer shall reimburse Buyer for all Buyer Compliance Costs resulting from such Buyer Change in Law; provided that (i) Producer shall not be required to reimburse Buyer more than

$100,000 for any single Buyer Change in Law and (ii) Producer shall not be required to reimburse Buyer pursuant to this Section 13.1 more than $500,000 in the aggregate during the Term. In the event a Buyer Change in Law triggers Buyer Compliance Costs in excess of $100,000 but for clause (i) above or such that Producer’s reimbursement obligation in the aggregate during the Term would exceed $500,000 but for clause (ii) above, the Parties shall negotiate in good faith for up to 20 days to mutually determine the effect of such Buyer Change in Law and revised commercial arrangements to compensate Buyer for such Buyer Compliance Costs; provided that, if the Parties cannot reach a commercial agreement during such period, then the existing Fee and Product Costs shall be unchanged and Buyer may reduce the Nomination Cap down to zero upon no less than 180 days’ written notice, with such notice of reduction to be provided within 30 days after the end of such 20-day negotiation period or the reduction right shall be waived. To the extent Buyer plans to exercise its rights under this Section 13.1(b) and reduce Producer’s Nomination Cap to zero, Buyer shall reasonably cooperate with Producer and provide all reasonably requested volume information to Producer as soon as reasonably practical regarding (i) the availability of Buyer Capacity for any of Producer’s Dedicated Production and (ii) the aggregate amount of Buyer Capacity anticipated to be utilized by Third Party volumes (excluding the identities and other identifying information of such shippers), in each case as of the date of such reduction through the immediately following January 1 or July 1, as applicable.
Section 13.2Cost Reimbursement Option. In the event that during any Renewal Term, Buyer receives notice from Lessor under the Capacity Lease that Lessor will be required to incur (a) a capital expense related to the Downstream Facility in excess of $2,000,000 or (b) an increase in the cost of operating the Downstream Facility in excess of $500,000, and Lessor has initiated negotiations with Buyer to increase the lease rate thereunder, then Buyer shall keep Producer reasonably informed of the negotiations and shall not pass along any agreed increase in the lease rate without Producer’s consent, not to be unreasonably withheld, conditioned or delayed. If (i) Buyer and Lessor are unable to agree on increasing the lease rate or Producer does not consent to an agreed increase in the lease rate (or other commercial arrangement to compensate Buyer for its increased costs owed to Lessor) before it becomes necessary for Lessor to make the necessary improvements or incur the additional operating expenses and (ii) Buyer provides Producer written notice that it will not exercise its option to reimburse Lessor for such expenses, then Producer shall have the option of requiring Buyer (at Producer’s sole cost and expense) to reimburse Lessor for such increased capital or operating expense until the expiration of the Capacity Lease (“Cost Reimbursement Option”).
Article 14
Regulatory Status
Section 14.1Status of Service. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of adversely altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the regulatory status of the transportation on the Downstream Facility or file any complaint, protest or similar action with respect thereto.
Section 14.2Government Authority Modification. Notwithstanding the provisions of Section 14.1, if any modification to this Agreement is required in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties hereby agree to use reasonable efforts to enter into such amendments to this Agreement or enter into a separate arrangement in order to give effect, to the greatest extent possible, to the terms and conditions set forth herein. If a Governmental Authority’s regulation of the Downstream Facility results in (a) Buyer not having the same or better economic benefits as originally contemplated under this Agreement or (b) such Downstream Facility’s pipelines becoming subject to additional legal requirements or regulation, including the obligation to provide common carrier service pursuant to a tariff filed and maintained with the Federal Energy Regulatory Commission, and the Parties have not mutually agreed as to how to mitigate or alleviate the foregoing, then Buyer may terminate this Agreement, without liability.
Article 15
Indemnification
Section 15.1Reciprocal Indemnity. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS SPECIFIED OTHERWISE IN THIS AGREEMENT:
(a)EACH PARTY SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE OTHER PARTY’S GROUP FROM AND AGAINST ALL LOSSES ARISING FROM CLAIMS BY ITS EMPLOYEES OR CONTRACTOR PERSONNEL, INCLUDING WORKERS’ COMPENSATION CLAIMS AND CLAIMS FOR BODILY INJURY OR DEATH AND DAMAGE OR DESTRUCTION OF ITS OR ITS AFFILIATES’ AND ITS AND THEIR CONTRACTORS’ PROPERTY (EXCLUDING PRODUCT), EVEN IF SUCH LOSSES ARISE IN WHOLE OR IN PART DUE TO THE NEGLIGENCE OF THE OTHER PARTY’S GROUP, EXCEPT TO THE EXTENT SUCH LOSSES WERE CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY’S GROUP.
(b)BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE PRODUCER GROUP FROM AND AGAINST ALL LOSSES (OTHER THAN LOSSES ARISING FROM CLAIMS SUBJECT TO SECTION 15.1(a) ABOVE AND EXCLUDING PRODUCT) CAUSED BY THE BUYER GROUP’S (i) FAILURE TO COMPLY IN ALL MATERIAL RESPECTS WITH APPLICABLE LAW, (ii) NEGLIGENT ACTS OR OMISSIONS IN THE PERFORMANCE OF THIS AGREEMENT, (iii) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF THIS AGREEMENT OR (iv) BREACH OF THIS AGREEMENT (EXCEPT FOR SECTION 7.1(d), WHICH SHALL BE GOVERNED BY SECTION 7.1(e)), SOLELY EXCEPTING IN EACH CASE THOSE LOSSES SUBJECT TO PRODUCER’S INDEMNIFICATION OBLIGATIONS IN SECTION 15.1(c).
(c)PRODUCER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE BUYER GROUP FROM AND AGAINST ALL LOSSES (OTHER THAN LOSSES ARISING FROM CLAIMS SUBJECT TO SECTION 15.1(a) ABOVE) CAUSED BY THE PRODUCER GROUP’S (i) FAILURE TO COMPLY IN ALL MATERIAL RESPECTS WITH APPLICABLE LAW, (ii) NEGLIGENT ACTS OR OMISSIONS IN THE PERFORMANCE OF THIS AGREEMENT, (iii) GROSS NEGLIGENCE OR WILLFUL MISCONDUCT IN THE PERFORMANCE OF THIS AGREEMENT, OR (iv) BREACH OF THIS AGREEMENT, SOLELY EXCEPTING IN EACH CASE THOSE LOSSES SUBJECT TO BUYER’S INDEMNIFICATION OBLIGATIONS IN SECTION 15.1(b).

(d)THE INDEMNIFICATION AND OTHER OBLIGATIONS OF EACH PARTY SET FORTH IN THIS SECTION 15.1 SHALL APPLY TO ALLOCATE LIABILITY AS BETWEEN THE PARTIES REGARDLESS OF ANY LAW CREATING LIABILITY TO THE OTHER PARTY.
Section 15.2Indemnification Regarding Title.
(a)PRODUCER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE BUYER GROUP AGAINST ANY LOSS BY A THIRD PARTY THAT IS NOT A MEMBER OF THE PRODUCER GROUP OR BUYER GROUP, TO THE EXTENT SUCH LOSS RESULTS FROM CLAIMS BY A THIRD PARTY OF TITLE, RIGHTS, OR ENCUMBRANCES IN OR TO PRODUCT DELIVERED BY PRODUCER OR ITS AFFILIATES TO AN ORIGIN POINT.
(b)SOLELY TO THE EXTENT OF BUYER’S WARRANTY UNDER SECTION 9.1, BUYER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE PRODUCER GROUP AGAINST ANY LOSS BY A THIRD PARTY THAT IS NOT A MEMBER OF THE PRODUCER GROUP OR BUYER GROUP, TO THE EXTENT SUCH LOSS RESULTS FROM CLAIMS BY A THIRD PARTY OF TITLE, RIGHTS, OR ENCUMBRANCES IN OR TO PRODUCT DELIVERED BY BUYER TO A DESTINATION POINT.
Section 15.3Indemnification Regarding Proceeds of Production and Taxes. PRODUCER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ANY AND ALL LOSSES ARISING OUT OF OR RELATED TO THE PROCEEDS OF PRODUCTION ATTRIBUTABLE TO PRODUCER’S OR ITS AFFILIATES’ PRODUCT TENDERED UNDER THIS AGREEMENT. PRODUCER HEREBY AGREES TO INDEMNIFY, DEFEND AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ALL TAXES LEVIED AGAINST OR WITH RESPECT TO PRODUCER’S OR ITS AFFILIATES’ PRODUCT TENDERED AND SOLD UNDER THIS AGREEMENT.
Section 15.4Indemnification Regarding Quality. PRODUCER SHALL RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER GROUP FROM AND AGAINST ALL LOSSES DIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT TENDERED, DELIVERED OR SOLD BY PRODUCER OR ITS AFFILIATES TO BUYER PURSUANT TO THIS AGREEMENT TO MEET THE SPECIFICATIONS, INCLUDING TREATING OR DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE DOWNSTREAM FACILITY OR ANY FACILITY DOWNSTREAM OF THE DESTINATION POINT (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), CLAIMS OF OTHER PRODUCERS ON THE DOWNSTREAM FACILITY OR OTHER FACILITIES DOWNSTREAM OF THE DESTINATION POINT, CLAIMS OF OWNERS OF THE DOWNSTREAM FACILITY OR OTHER FACILITIES DOWNSTREAM OF THE DESTINATION POINT AND CLAIMS OF ALL PERSONS WHO ULTIMATELY USE THE NON-CONFORMING PRODUCT AND THE COSTS OF ALL REGULATORY OR JURISDICTIONAL PROCEEDINGS RELATED THERETO.

Section 15.5Insurance. Buyer and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit B, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder and (ii) written and endorsed to include waivers of subrogation rights of the insurers against Buyer and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Buyer’s insurance). Each Party shall also cause the insurance carried and maintained by it pursuant to this Section 15.5 to be endorsed to name the other Party and its Group as additional insureds or provide blanket additional insured status that covers such other Party and its Group as additional insureds, except in the case of workers’ compensation insurance. If Producer assigns its rights or obligations under this Agreement to a Third Party, such assignee shall also cause the insurance carried and maintained by it pursuant to this Section 15.5 to be endorsed to name Buyer and its Group as additional insureds or provide blanket additional insured status that covers Buyer and its Group as additional insured, except in the case of workers’ compensation.
Article 16
Assignment
Section 16.1Assignment of Rights and Obligations under this Agreement. No right, interest or obligation of either Party under this Agreement may be assigned, sublet or otherwise transferred by such Party, without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned, or delayed; provided, (a) that either Party may assign this Agreement to an Affiliate without the consent of the other Party so long as the assigning Party remains liable for all obligations under this Agreement and (b) this Agreement shall be automatically assigned without any further action by either Party in connection with a permitted assignment of the Dedication Agreement, subject to the limitations thereof. Nothing in this Article 16 shall prevent Buyer’s partners or owners from transferring their respective interests in Buyer (whether equity or otherwise and whether in whole or in part). However, if a change of control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of control may be the basis for a request of Adequate Assurance of Performance.
Article 17
Other Provisions
Section 17.1Relationship of the Parties. The execution and delivery of this Agreement shall create a binding agreement between the Parties. This Agreement shall not be construed as creating a joint venture or partnership relationship among, or imposing fiduciary obligations by, the Parties. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose whatsoever except as explicitly set forth in this Agreement.
Section 17.2Notices. Any notice, request, Claim, demand, waiver, consent, approval or other communication that is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally to the addresses set forth on Exhibit C (to the attention of the person identified therein) or sent by email, recognized courier or registered or certified mail, postage prepaid, or to such other address or email as a Party may from time to time designate to the other Party in writing in accordance with this Section 17.2. All notices and other communications given to either Party in accordance with this Section 17.2 shall be deemed to have been given on the date of receipt.

Section 17.3Entire Agreement; Conflicts.
(a)This Agreement and the Dedication Agreement, including the Exhibits hereto (including Exhibit D) and thereto, shall form a single integrated agreement and expresses the entire agreement of the Parties with respect to its subject matter, and amends, restates, replaces and supersedes all prior agreements and understandings, whether oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be modified or amended only by a writing executed by the Parties.
(b)To the extent there is a conflict between this Agreement and the Dedication Agreement, this Agreement shall control.
Section 17.4Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party, or their respective officers, employees, agents, or representatives, nor any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer and Buyer under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
Section 17.5Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT, IF APPLIED, MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. ANY DISPUTE ARISING OUT OF OR RELATED TO THIS AGREEMENT MAY BE BROUGHT BEFORE THE FEDERAL OR STATE COURTS OF COMPETENT JURISDICTION IN HARRIS COUNTY, TEXAS, AND EACH PARTY WAIVES ALL RIGHTS TO CHALLENGE VENUE AND THE CONVENIENCE OF THE FORUM FOR ANY SUIT BROUGHT IN SUCH COUNTY. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAWS, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY OF ANY DISPUTE ARISING OUT OF OR PERTAINING TO THIS AGREEMENT.
Section 17.6No Third Party Beneficiaries. The Parties do not confer any rights or remedies upon any Person other than the Parties to this Agreement and their respective successors and permitted assigns and members of a Party’s Group entitled to be indemnified solely to the extent expressly set forth in this Agreement; provided, in any dispute between a member of a Party’s Group and a Party, such Representative shall be subject to all the limitations and procedures of this Agreement as if it were a party hereunder (including the limitations and procedures set forth in Article 11 and Article 15).
Section 17.7Severability. If any of the provisions in this Agreement or the application of any such provision is held to be invalid, illegal or unenforceable in any respect by a Governmental Authority of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof. The Parties intend in lieu of any such invalid, illegal or unenforceable provision, that there shall be added, as part of this Agreement, a provision as similar in terms to such invalid, illegal or unenforceable provision that is mutually agreeable to the Parties, that maintains the commercial position of the Parties as negotiated herein, and that may be valid, legal and enforceable. This Section 17.7 is subject to Section 14.2.
Section 17.8Effectiveness of this Agreement; Counterparts. This Agreement will not become effective nor enforceable by or against either Party unless and until executed and delivered by both Parties. This Agreement may be executed in any number of counterparts, each of which shall be considered an original, and all of which shall be considered one and the same instrument. Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.
Section 17.9Confidentiality. All data and information exchanged by the Parties and their Affiliates (including the terms and conditions of this Agreement and all pricing terms) shall be maintained in strict and absolute confidence and no Party nor any of their Affiliates or its or their officers, directors, employees, agents, attorneys, contractors or representatives (collectively, “Representatives”) shall disclose, without the prior consent of the other Party, any such data, information or pricing terms, (a) with respect to pricing or other commercial terms, to any other Person and (b) with respect to such other information and data, to any Third Party (other than the Downstream Facility), in each case unless, upon the advice of counsel the release thereof is required by Applicable Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties or any Affiliates thereof are traded; provided that, to the extent practicable, prior to any such disclosure the disclosing Party provides prompt notice to the other Party in advance of such disclosure, the Parties shall reasonably cooperate with respect to any appropriate protective or similar order requested by the other Party and the disclosing Party shall provide a full copy to the other Party of any information so required to be disclosed. Nothing in this Section 17.9 shall prohibit the Parties or any of their Affiliates from disclosing information acquired under this Agreement to (x) any financial institution or investors providing or proposing financing to a Party or its Affiliates or to any Person proposing to purchase the equity in any Party or its Affiliates or the assets owned by any Party or its Affiliates or (y) its Representatives; provided that such Persons have been informed of the provisions of this Section 17.9, are under an obligation or duty to maintain such information in confidence and the disclosing Party shall be liable for any breach of this Section 17.9 by such Persons. Notwithstanding the foregoing, the restrictions in this Section 17.9 will not apply to data or information that (i) is in the possession of the Person receiving such information prior to disclosure by the other Party or its Affiliates on a non-confidential basis from a source other than the other Party or its Affiliates, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party or its Affiliates on a non-confidential basis from a source other than the other Party or its Affiliates, provided that in each case of (i) and (iii) such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party or its Affiliates. This Section 17.9 will survive any termination of this Agreement for a period of 24 months from the end of the year in which the date of such termination occurred.
(Signature Page Follows)

The Parties have executed this Agreement to be effective as of the Effective Date.
PRODUCER:
Noble Energy, Inc.

By: /s/ William Berkeland
Name: William Berkeland
Title: Attorney-in-Fact

BUYER:
Colorado River LLC

By: Noble Midstream Services, LLC, its sole member

By: /s/ Robin Fielder
Name: Robin Fielder
Title:     President
[Signature Page to Crude Oil Purchase and Sale Agreement]